EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/11/12	Investors: Kathy Martin, 630-623-7833
Media: Becca Hary, 630-623-7293

McDONALD’S GLOBAL COMPARABLE SALES INCREASE 3.7% IN AUGUST

OAK BROOK, IL – McDonald’s Corporation today announced that global comparable sales increased 3.7% in August.  Performance by segment was as follows:

•	U.S. up 3.0%
•	Europe up 3.1%
•	Asia/Pacific, Middle East and Africa up 5.7%

    “McDonald’s ability to connect with our customers and deliver what they want – great food at a good value – remains the cornerstone of our long-term success,” said McDonald’s Chief Executive Officer Don Thompson.  “I am confident that our three global priorities – optimizing the menu, modernizing the restaurant experience and broadening accessibility to our brand – position us for future growth as we navigate the persistent challenges of today’s environment.”
    In August, U.S. comparable sales increased 3.0%.  The popularity of McDonald’s great-tasting and convenient breakfast along with all-day everyday value contributed to the month’s results.
    Europe delivered a 3.1% increase in comparable sales for August as positive results in the U.K., France and Russia were slightly offset by performance in Germany and certain markets in Southern Europe. Premium food events complemented by unique value offerings and promotions highlighting McDonald’s Olympic sponsorship benefited the segment’s performance.
    In Asia/Pacific, Middle East and Africa (APMEA), comparable sales increased 5.7% for August.  Strong results in Australia and China along with the positive impact from the shift in the timing of Ramadan were partially offset by ongoing weakness in Japan.  Everyday value platforms, locally-relevant menu choices and compelling conveniences contributed to APMEA’s August results.
    Systemwide sales for the month increased 1.2%, or 6.2% in constant currencies.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended August 31,	2012	2011	Reported	Currency
McDonald’s Corporation	3.7	3.5	1.2	6.2
Major Segments:
U.S.	3.0	3.9	3.8	3.8
Europe	3.1	2.7	(6.1)	6.1
APMEA*	5.7	(0.3)	8.0	10.4

Year-To-Date August 31,
McDonald’s Corporation	4.4	4.7	3.3	6.7
Major Segments:
U.S.	4.8	3.9	5.6	5.6
Europe	3.5	5.3	(2.5)	6.3
APMEA*	2.8	3.5	6.9	7.3
                      * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation.  Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In August 2012, this calendar shift/trading day adjustment consisted of one less Monday and Tuesday, and one more Thursday and Friday compared with August 2011. The resulting adjustment varied by area of the world, ranging from approximately 0.7% to 1.7%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
    McDonald’s tentatively plans to release third quarter results before the market opens on October 19, 2012 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

    McDonald’s is the world’s leading global foodservice retailer with more than 33,500 locations serving approximately 69 million customers in 119 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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